Exhibit 99.1

IFF Reports Third Quarter 2012 Local Currency Sales Growth of 5% and Adjusted EPS Growth of 8% to $1.08 per Share

Like-for-Like Local Currency Sales Increase 7%; Reported Sales Decline 1%

Adjusted Operating Profit Margin Expands 100 basis points to 18.9%

Reported EPS of $0.20 includes $0.88 charge for Spanish Tax Settlement

NEW YORK--(BUSINESS WIRE)--November 6, 2012--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Results

  Reported revenue for the quarter totaled $709.0 million, a decrease of 1% from $713.8 million in the third quarter of 2011. Excluding the impact of foreign currency, local currency sales increased 5%.
  On a like-for-like basis, which excludes the impact of proactively managing the exit of low-margin Flavors sales activities, local currency sales increased 7%.
  Reported net income totaled $16.4 million, or $0.20 per diluted share, for the third quarter. Reported net income includes $72.4 million of tax expense related to the previously announced Spanish tax settlement.
  Excluding the impact of the $72.4 million charge in the third quarter related to the Spanish tax settlement and a $0.6 million reversal of a restructuring charge in the prior year third quarter, adjusted net income increased 9% to $88.7 million versus adjusted net income of $81.8 million in the prior year period.
  Adjusted EPS grew 8% to $1.08 per share from $1.00 in the third quarter of 2011.

Management Commentary

“Continuing the trends we saw in the second quarter, both our Flavors and Fragrance Compounds businesses delivered solid top-line growth and margin recovery this quarter, reflecting the strength, stability and diversity of our business, even with ongoing economic uncertainty in many parts of the world,” said Doug Tough, Chairman and CEO of IFF. “By focusing on the execution of our strategic priorities we achieved local currency growth of 7% on a like-for-like basis, which was the highest growth we have achieved since the first quarter of 2011.”

“We saw strong momentum in every region and end-use product category, with the exception of Fragrance Ingredients. Fragrance Compounds achieved 9% local currency growth, which was the result of 10% growth in Fine and Beauty Care and 8% growth in Functional Fragrance. Flavors delivered 9% growth on a like-for-like basis, supported by double-digit growth in Beverages and Dairy, and solid growth in Savory and Sweet. These strong growth trends, as well as an improved mix of business and ongoing manufacturing efficiencies, resulted in adjusted earnings growth of 8%.”

Mr. Tough continued, “The diverse and stable nature of our business portfolio – combined with our consumer insights and customer intimacy – has enabled us to deliver strong results even in a challenged environment. Our momentum is fueled by the strategic investments we have made in emerging markets over many years, and our ability to provide customers with products that meet and surpass consumer expectations and lead to market share growth. We are committed to driving the business for the long-term and executing on our growth plans.”

Mr. Tough added, “IFF’s operations were impacted by Hurricane Sandy, resulting in short-term disruptions in power, manufacturing and information technology systems. Most of these disruptions have been resolved, due to the rapid response of our employees in implementing our disaster recovery plan. As a result, orders are being processed and shipped from all of our sites, and all our critical business systems are operational. We are currently assessing the costs and other impacts resulting from the hurricane, and we do not expect them to have a material financial impact on our fourth quarter results. Excluding these costs and other potential financial impacts, we expect our adjusted EPS to be in-line with consensus for the fourth quarter.”

Third Quarter 2012 Operating Highlights

  Local currency sales increased 5%, supported by 10% growth in the emerging markets.
  Gross profit, as a percentage of sales, was 42.5%, compared with 39.0% in the third quarter of 2011. The 350 basis point improvement is due to an improved mix of business, the benefits associated with exiting lower margin sales activities, pricing, moderating raw material cost increases, and ongoing manufacturing efficiencies.
  Research, selling and administrative (RSA) expenses, as a percentage of sales, increased 250 basis points to 23.6% compared with 21.1% in the third quarter of 2011, primarily as a result of higher incentive compensation accruals and pension expenses.
  Operating profit increased $5.6 million or 4% to $134.2 million, from $128.6 million in the third quarter of 2011. The prior year number includes a $0.6 million benefit associated with the reversal of restructuring liabilities. Excluding this item from the prior year period, adjusted operating profit increased $6.2 million, or 5%, to $134.2 million, due to new wins, pricing realization, volume and mix improvements, and manufacturing efficiencies, which more than offset higher raw material costs and incentive compensation accruals.
  Interest expense declined $0.4 million in the third quarter, reflecting lower levels of outstanding debt, mainly due to long-term debt repayments in the second half of 2011.
  Other expense, net, decreased by $3.4 million in the third quarter of 2012 compared with the third quarter of 2011, due to gains associated with the Company’s deferred compensation plan assets.
  The effective tax rate for the quarter of 86.6% includes a $72.4 million tax charge arising from the Spanish tax settlement. Excluding the impact of the Spanish tax settlement in the current quarter and the prior year restructuring benefit, the effective tax rate increased 30 basis points to 27.2% in the third quarter of 2012 from 26.9% in the prior year quarter. The marginal increase primarily reflects the absence of a U.S. R&D tax credit in the current quarter, largely offset by reduced costs of repatriation.

  Cash flows from operations for the first nine months of 2012 were $142.9 million, or 6.7% of sales, compared with $116.7 million for the first nine months of 2011, or 5.4% of sales. Cash flow from operations for 2012 includes a $105.5 million cash outflow arising from the Spanish tax settlement, and a $248.4 million cash inflow from ongoing operations. The increased cash flow in 2012 reflects the impact of lower year-over-year incentive compensation and income tax payments in the first nine months of 2012 compared with the first nine months of 2011, as well as improved earnings.

Investments in Emerging Markets

  On September 12, 2012, the Company announced the opening of a new state-of-the art liquid flavors and fragrances manufacturing plant in Jurong, Singapore, as part of its previously announced $100 million investment in Greater Asia. The new 12,000 square meter facility replaces the Company’s existing plant in the same area. The investment reflects the Company’s confidence in the future growth opportunities for both its customers and for IFF in the developing markets of Asia.
  On October 16, 2012, the Company announced that it plans to invest over $50 million in its existing flavors facility in Gebze, Turkey over the next three years. The Gebze location offers an unparalleled strategic hub into the fast-growing developing markets of Europe, the Middle East and Africa. The significant investment in creative and manufacturing capabilities in Turkey will provide additional support to current and future Flavors customers in the region. The Company anticipates opening the site in phases, with the first phase delivering significant capacity expansion and expected to be completed by Q2, 2013.

Flavors Business Unit

  Reported revenue for the third quarter was on par with the prior year quarter at $340.7 million. Excluding the impact of foreign currency, local currency sales increased 6%, marking the 27th quarter of consecutive local currency sales growth for Flavors.
  On a like-for-like basis, which excludes the exit of lower-margin sales activities, local currency sales increased 9% in the quarter, with double-digit growth in EAME and mid to high single-digit growth in Greater Asia, North America and Latin America, supported by new wins, lower volume declines on existing business and pricing.
  On an end-use category basis, local currency growth was led by double-digit growth in Beverages and Dairy, followed by solid growth in Savory and Sweet.
  Flavors gross margins increased over the prior year quarter primarily due to favorable category mix and the impact of exiting lower-margin sales activities, which we are proactively managing to improve margins.
  Segment profit increased 7% to $76.1 million in the third quarter of 2012, up from $71.2 in the prior year quarter, driven by strong volume growth, favorable category mix and pricing realization, that more than offset higher raw material costs and ongoing investments in R&D. Segment profit margin increased 150 basis points to 22.4% from 20.9%.

Fragrances Business Unit

  Reported revenue decreased 1% to $368.3 million, compared with $373.2 million in the third quarter of 2011. Excluding the impact of foreign currency, local currency sales increased 5% in the third quarter, due to 10% growth in Fine and Beauty Care and 8% growth in Functional Fragrance.
  Sales of Fragrance Ingredients declined 12% in local currency in the third quarter of 2012 due to continued volume declines in commodity products.
  Sales of Fragrance Compounds, which includes Fine and Beauty Care and Functional Fragrance, increased 9% in local currency in the third quarter of 2012. This marked the second consecutive quarter of accelerated growth in Fragrance Compounds. The third quarter local currency sales growth reflects double-digit growth in Fine Fragrance, Toiletries and Personal Wash. The emerging markets grew in the high single-digits this quarter, led by 15% local currency sales growth in the Latin America region.
  Fragrances gross margins increased over the prior year quarter primarily due to ongoing cost reduction initiatives, new wins, favorable category mix, and continued pricing to offset higher input costs.
  Segment profit increased 11% to $65.3 million in the third quarter of 2012, up from $58.7 million in the prior year quarter. The improved segment profit is due to improved category mix and pricing, combined with ongoing cost discipline and benefits from the strategic realignment plan announced in the first quarter of 2012. Segment profit margin increased 200 basis points to 17.7% from 15.7%.

Audio Webcast

A live webcast to discuss the Company's third quarter 2012 financial results, and fourth quarter and full year 2012 outlook will be held today, November 6, 2012, at 10:00 a.m. EST. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,600 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding (i) the Company’s expectation regarding the timing and investment required for its facility expansion plans, (ii) the Company’s ability to capitalize on the strategic investments made in emerging markets, (iii) the Company’s estimates of the direct and indirect costs resulting from Hurricane Sandy that it may incur in the fourth quarter, (iv) the Company’s belief that all critical business systems are operational and (v) the Company’s belief that, excluding the costs and other potential financial impact of Hurricane Sandy, it will be able to deliver adjusted EPS in the fourth quarter generally in line with market consensus, These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the economic climate for the Company’s industry and demand for the Company’s products; (2) the ability of the Company to successfully implement its recent restructuring initiative and achieve the estimated savings; (3) fluctuations in the price, quality and availability of raw materials; (4) decline in consumer confidence and spending; (5) changes in consumer preferences; (6) the Company’s ability to predict the short and long-term effects of global economic conditions; (7) movements in interest rates; (8) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (9) the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets; (10) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (11) unanticipated costs and construction delays in the expansion of the Company’s facilities; (12) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (13) uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies; (14) the impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations; (15) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (16) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (17) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, including Hurricane Sandy, or the responses to or repercussion from any of these or similar events or conditions; (18) the Company’s ability to quickly and effectively implement its disaster recovery and crisis management plans, and (19) adverse changes due to accounting rules or regulations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2012	2011	% Change	2012	2011	% Change

Net sales	$708,955	$713,775	(1)	$2,140,888	$2,143,635	(0)
Cost of goods sold	407,431	435,400	(6)	1,252,422	1,283,377	(2)
Gross margin	301,524	278,375	8	888,466	860,258	3
Research and development	57,658	53,637	7	171,467	167,322	2
Selling and administrative	109,691	96,783	13	327,942	309,626	6
Restructuring and other charges	-	(645)	(100)	1,668	3,368	(50)
Interest expense	9,907	10,280	(4)	31,330	33,969	(8)
Other expense, net	2,424	5,846	(59)	1,333	12,957	(90)
Pretax income	121,844	112,474	8	354,726	333,016	7
Income taxes	105,481	30,233	249	168,710	90,544	86
Net income	$16,363	$82,241	(80)	$186,016	$242,472	(23)

Earnings per share - basic	$0.20	$1.01		$2.28	$3.00
Earnings per share - diluted	$0.20	$1.00		$2.26	$2.96

Average shares outstanding
Basic	81,246	80,644		81,241	80,381
Diluted	81,898	81,628		81,984	81,422

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011
Cash & cash equivalents	$97,181	$88,279
Receivables	534,758	472,346
Inventories	547,676	544,439
Other current assets	209,349	212,156
Total current assets	1,388,964	1,317,220

Property, plant and equipment, net	619,917	608,065
Goodwill and other intangibles, net	703,788	708,345
Other assets	347,236	331,951
Total assets	$3,059,905	$2,965,581

Bank borrowings and overdrafts, and
current portion of long-term debt	$226,722	$116,688
Other current liabilities	426,188	447,878
Total current liabilities	652,910	564,566

Long-term debt	676,958	778,248
Non-current liabilities	479,227	515,360

Shareholders' equity	1,250,810	1,107,407
Total liabilities and shareholders' equity	$3,059,905	$2,965,581

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:

Net income	$186,016	$242,472
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	56,332	56,245
Deferred income taxes	(13,830)	25,672
Gain on disposal of assets	(2,243)	(2,365)
Stock-based compensation	15,363	16,667
Pension settlement/curtailment	874	3,583
Spanish tax charge	72,362	-
Payments pursuant to Spanish tax settlement	(105,503)	-
Changes in assets and liabilities
Trade receivables	(66,364)	(71,928)
Inventories	(3,751)	(6,949)
Accounts payable	(33,652)	(18,987)
Accruals for incentive compensation	14,927	(48,519)
Other current payables and accrued expenses	29,095	(57,524)
Changes in other assets/liabilities	(6,721)	(21,641)
Net cash provided by operating activities	142,905	116,726

Cash flows from investing activities:

Additions to property, plant and equipment	(84,176)	(74,743)
Purchase of insurance contracts	(1,127)	(1,733)
Maturities of net investment hedge	1,960	(2,220)
Proceeds from disposal of assets	223	469
Net cash used in investing activities	(83,120)	(78,227)

Cash flows from financing activities:
Cash dividends paid to shareholders	(75,458)	(65,174)
Net change in revolving credit facility borrowings and overdrafts	8,376	83,292
Repayments of long-term debt	-	(100,000)
Proceeds from issuance of stock under stock plans	7,664	14,319
Excess tax benefits on stock-based payments	6,920	5,223
Net cash used in financing activities	(52,498)	(62,340)
Effect of exchange rates changes on cash and cash equivalents	1,615	(208)
Net change in cash and cash equivalents	8,902	(24,049)
Cash and cash equivalents at beginning of year	88,279	131,332
Cash and cash equivalents at end of period	$97,181	$107,283

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net Sales
Flavors	$340,674	$340,610	$1,051,932	$1,024,604
Fragrances	368,281	373,165	1,088,956	1,119,031
Consolidated	708,955	713,775	2,140,888	2,143,635

Segment Profit
Flavors	76,145	71,162	236,458	221,119
Fragrances	65,331	58,673	185,049	189,635
Global Expenses	(7,301)	(1,880)	(32,450)	(27,444)
Restructuring and other charges, net	-	645	(1,668)	(3,368)
Operating profit	134,175	128,600	387,389	379,942

Interest Expense	(9,907)	(10,280)	(31,330)	(33,969)
Other expense, net	(2,424)	(5,846)	(1,333)	(12,957)
Income before taxes	$121,844	$112,474	$354,726	$333,016

Profit Margin
Flavors	22.4%	20.9%	22.5%	21.6%
Fragrances	17.7%	15.7%	17.0%	16.9%
Consolidated	18.9%	18.0%	18.1%	17.7%

International Flavors & Fragrances Inc.
Sales Performance by Region and Category
(Unaudited)

		% Change in Sales- Third Quarter 2012 vs. Third Quarter 2011
		Fine &
		Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	12%	4%	-14%	1%	-3%	-1%

EAME	Reported	-6%	-6%	-22%	-10%	-1%	-6%
	Local Currency	8%	6%	-15%	2%	12%	6%

Latin America	Reported	10%	14%	-3%	10%	-4%	5%
	Local Currency	18%	17%	-1%	15%	3%	11%

Greater Asia	Reported	-3%	6%	-12%	1%	4%	3%
	Local Currency	0%	8%	-11%	3%	8%	6%

Total	Reported	2%	3%	-16%	-1%	0%	-1%
	Local Currency	10%	8%	-12%	5%	6%	5%

		% Change in Sales- Nine Months 2012 vs. Nine Months 2011
		Fine &
		Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	3%	2%	-9%	-1%	3%	1%

EAME	Reported	-9%	-1%	-23%	-9%	-1%	-6%
	Local Currency	-2%	6%	-19%	-3%	7%	1%

Latin America	Reported	13%	10%	-9%	9%	0%	6%
	Local Currency	17%	11%	-8%	11%	5%	9%

Greater Asia	Reported	1%	0%	-19%	-3%	6%	3%
	Local Currency	2%	1%	-19%	-2%	9%	4%

Total	Reported	0%	2%	-16%	-3%	3%	0%
	Local Currency	4%	5%	-14%	1%	6%	3%

Note: Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2012 period

International Flavors & Fragrances Inc.
Reconciliation of Like-for-Like Sales Growth
(Unaudited)

% Change in Sales for the Three Months Ended September 30, 2012

		Local Currency	Exit of Low-	Local Currency
	Reported Sales	Sales Growth	Margin Sales	Sales Growth
	Growth	(1)	Activities	(1)
Total Company	-1%	5%	2%	7%

Flavors:
North America	-3%	-3%	9%	6%
EAME	-1%	12%	1%	13%
Latin America	-4%	3%	3%	6%
Greater Asia	4%	8%	1%	9%
Total Flavors	0%	6%	3%	9%

% Change in Sales for the Nine Months Ended September 30, 2012

		Local Currency	Exit of Low-	Local Currency
	Reported Sales	Sales Growth	Margin Sales	Sales Growth
	Growth	(1)	Activities	(1)
Total Company	0%	3%	1%	4%

Flavors:
North America	3%	3%	5%	8%
EAME	-1%	7%	1%	8%
Latin America	0%	5%	1%	6%
Greater Asia (3)	6%	9%	1%	9%
Total Flavors	3%	6%	2%	8%

(1)	Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2012 period
(2)	Like-for-like is a non-GAAP metric that excludes the impact of exiting low-margin sales activities
(3)	These numbers may not tie due to rounding

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Third Quarter 2012
	Items Impacting Comparability
	Reported	Restructuring		Adjusted
	(GAAP)	& Other Costs		(Non-GAAP)

Net Sales	708,955	-
Cost of Goods Sold	407,431	-
Gross Profit	301,524	-
Research and Development	57,658	-
Selling and Administrative	109,691	-
RSA Expense	167,349	-
Restructuring and other charges, net	0	-
Operating Profit	134,175	-
Interest Income	9,907	-
Other (income) expense, net	2,424	-
Income before taxes	121,844	-
Taxes on Income	105,481	72,362	(a)	33,119
Net Income	16,363	(72,362)		88,725

Earnings per share - diluted	$0.20	($0.88)		$1.08

(a)

Pursuant to the Spanish tax settlement announced on August 2; includes a $0.71 per share charge to net income covering the fiscal years 2004 - 2010, and a $0.17 per share accrual for uncertain tax positions for years not settled

	Third Quarter 2011
	Items Impacting Comparability

	Reported	Restructuring		Adjusted
	(GAAP)	& Other Costs		(Non-GAAP)

Net Sales	713,775	-
Cost of Goods Sold	435,400	-
Gross Profit	278,375	-
Research and Development	53,637	-
Selling and Administrative	96,783	-
RSA Expense	150,420	-
Restructuring and other charges, net	(645)	645	(a)	-
Operating Profit	128,600	(645)		127,955
Interest Income	10,280	-
Other (income) expense, net	5,846	-
Income before taxes	112,474	(645)		111,829
Taxes on Income	30,233	166		30,067
Net Income	82,241	(479)		81,762

Earnings per share - diluted	$1.00	($0.01)	(b)	$1.00
(a)	A reversal of restructuring liabilities associated with the Fragrance European facilities rationalization
(b)	The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Nine Months Ended September 30, 2012
	Items Impacting Comparability
	Reported	Restructuring &		Adjusted
	(GAAP)	Other Costs		(Non-GAAP)

Net Sales	2,140,888	-
Cost of Goods Sold	1,252,422	-
Gross Profit	888,466	-
Research and Development	171,467	-
Selling and Administrative	327,942	-
RSA Expense	499,409	-
Restructuring and other charges, net	1,668	(1,668)	(a)	-
Operating Profit	387,389	1,668		389,057
Interest Income	(31,330)	-
Other (income) expense, net	1,333	-
Income before taxes	354,726	1,668		356,394
Taxes on Income	168,710	71,741	(b)	96,969
Net Income	186,016	73,409		259,425

Earnings per share - diluted	$2.26	$0.88	(c)	$3.15
(a)	Related to restructuring program announced in Q1 2012
(b)

Pursuant to the Spanish tax settlement announced on August 2; includes a $0.71 per share charge to net income covering the fiscal years 2004 - 2010, and a $0.17 per share accrual for uncertain tax positions for years not settled

(c)	The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences

	Nine Months Ended September 30, 2011
	Items Impacting Comparability

	Reported	Restructuring		Adjusted
	(GAAP)	& Other Costs		(Non-GAAP)

Net Sales	2,143,635	-
Cost of Goods Sold	1,283,377	-
Gross Profit	860,258	-
Research and Development	167,322	-
Selling and Administrative	309,626	-
RSA Expense	476,948	-
Restructuring and other charges, net	3,368	(3,368)	(a)	-
Operating Profit	379,942	3,368		383,310
Interest Income	33,969	-
Other (income) expense, net	12,957	-
Income before taxes	333,016	3,368		336,384
Taxes on Income	90,544	(827)		91,371
Net Income	242,472	2,541		245,013

Earnings per share - diluted	$2.96	$0.03		$2.99
(a)	Related to the Fragrance European facilities rationalization completed in 2010

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Shelley Young, 212-708-7271
Director, Investor Relations